   As filed with the Securities and Exchange Commission on December 16, 2004

                                                      Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                                  METLIFE, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                    13-4075851
 (State or other jurisdiction of           (I.R.S. employer identification no.)
 incorporation or organization)

                                 200 Park Avenue
                                   Floor 1200
                          New York, New York 10166-0188
                                 (212) 578-2211

                  METLIFE LEADERSHIP DEFERRED COMPENSATION PLAN
                            (Full title of the plan)

                             James L. Lipscomb, Esq.
                  Executive Vice President and General Counsel
                                  MetLife, Inc.
                                 200 Park Avenue
                                   Floor 1200
                          New York, New York 10166-0188
                                 (212) 578-2211

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                                    PROPOSED MAXIMUM       PROPOSED MAXIMUM
 TITLE OF SECURITIES TO       AMOUNT TO BE         OFFERING PRICE PER     AGGREGATE OFFERING          AMOUNT OF
     BE REGISTERED             REGISTERED               SHARE(1)               PRICE(2)           REGISTRATION FEE
  Obligations Under           $105,000,000               100%               $105,000,000             $12,358.50
 MetLife Leadership
      Deferred
 Compensation Plan

(1) The Obligations Under the MetLife Leadership Deferred Compensation Plan (the "Obligations") are unsecured general obligations of MetLife, Inc. to pay deferred compensation in accordance with the terms of the MetLife Leadership Deferred Compensation Plan.

(2)   Estimated solely for the purpose of determining the registration fee.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents filed with the Commission by MetLife, Inc. (the "Company") are incorporated herein by reference and made a part hereof:

      (a) The Company's Annual Report on Form 10-K for the year ended December 31, 2003; and

      (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2003.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement as so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4. DESCRIPTION OF SECURITIES

      Under the MetLife Leadership Deferred Compensation Plan (the "Plan"), the Company will provide officers and certain other employees of the Company or certain of its affiliates the opportunity to agree to the deferral of compensation. The minimum percentage of compensation which can be deferred must result in a deferral of not less than $10,000 for any fiscal year. The obligations of the Company under the Plan (the "Obligations") will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

      The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall reduce the amount of the deferred accounts of a Participant's account as of the date of such amendment or termination.

      The Obligations are not convertible into another security of the Company but some Obligations are payable in the form of Company Common Stock. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

      The amount of compensation to be deferred by each Participant will be determined in accordance with the Plan based on elections by each Participant. Each Obligation will be payable beginning on a date selected by each Participant in accordance with the terms of the Plan, except as otherwise determined under the Plan. The Obligations will be denominated and be payable in United States dollars. The Obligations will not bear interest, except to the extent a Participant designates that deferred compensation be held in an interest-bearing account.

      A Participant's right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan, by written will, or by the laws of descent and distribution. Payments due after the death of the Participant are made to the beneficiary designated by the Participant under the Plan, or if there has been no designation, to the Participant's surviving spouse, if any, or, if the Participant has no spouse, to the Participant's estate.

      The primary source of the Company's liquidity is dividends it receives from Metropolitan Life Insurance Company ("Metropolitan Life") and other subsidiaries. Other sources of liquidity include programs for short- and long-term borrowing, as needed, arranged through the Company and MetLife Funding, Inc. ("MetLife Funding"), a subsidiary of Metropolitan Life. In addition, the Company filed a $5.0 billion shelf registration statement, effective March 4, 2004, with the Securities and Exchange Commission ("SEC") which permits the registration and issuance of debt and equity securities as described more fully therein. As of the date hereof, approximately $3.2 billion of capacity remains under such shelf registration statement.

      Under the New York Insurance Law, Metropolitan Life is permitted without prior insurance regulatory clearance to pay a stockholder dividend to the Company as long as the aggregate amount of all such dividends in any calendar year does not exceed the lesser of (i) 10% of its statutory surplus as of the immediately preceding calendar year, and (ii) its statutory net gain from operations for the immediately preceding calendar year (excluding realized capital gains). Metropolitan Life will be permitted to pay a stockholder dividend to the Company in excess of the lesser of such two amounts only if it files notice of its intention to declare such a dividend and the amount thereof with the New York Superintendent of Insurance (the "Superintendent") and the Superintendent does not disapprove the distribution.

      Under the New York Insurance Law, the Superintendent has broad discretion in determining whether the financial condition of a stock life insurance company would support the payment of such dividends to its stockholders. The New York State Insurance Department (the "Department") has established informal guidelines for such determinations. The guidelines, among other things, focus on the insurer's overall financial condition and profitability under statutory accounting practices. Management of the Company cannot provide assurance that Metropolitan Life will have statutory earnings to support payment of dividends to the Company in an amount sufficient to fund its cash requirements and pay cash dividends or that the Superintendent will not disapprove any dividends that Metropolitan Life must submit for the Superintendent's consideration. MetLife's other insurance subsidiaries are also subject to restrictions on the payment of dividends to their respective parent companies.

      Section 1322 of the New York Insurance Law requires that New York domestic life insurers report their Risk Based Capital ("RBC") based on a formula calculated by applying factors to various asset, premium and statutory reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk.
Section 1322 gives the Superintendent explicit regulatory authority to require various actions by, or take various actions against, insurers whose total adjusted capital does not exceed certain RBC levels.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

      The validity of the Obligations will be passed upon for the Company by Richard S. Collins, Esq., Chief Counsel - General Corporate of the Company. Mr. Collins is eligible to participate in the Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company's directors and officers may be indemnified against liabilities, fines, penalties and claims imposed upon or asserted against them as provided in the Delaware General Corporation Law and the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws. Such indemnification covers all costs and expenses incurred by a director or officer in his capacity as such. The stockholders of the Company, the Board of Directors, by a majority vote of a quorum of disinterested directors or by determination of a committee of disinterested directors appointed by the Board, or, under certain circumstances, independent counsel appointed by the Board of Directors, must determine that the director or officer seeking indemnification satisfied the applicable standard of conduct set forth in the Delaware General Corporation Law and the Amended and Restated By-Laws of the Company. In addition, the Delaware General Corporation Law and the Company's Amended and Restated Certificate of Incorporation may, under certain circumstances, eliminate the liability of directors and officers in a stockholder or derivative proceeding.

      If the person involved is not a director or officer of the Company, the Board of Directors may cause the Company to indemnify, to the same extent allowed for the Company's directors and officers, such person who was or is a party to a proceeding by reason of the fact that he is or was the Company's employee or agent, or is or was serving at the Company's request as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity.

      The Company has in force and effect policies insuring its directors and officers against losses which they or any of them will become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers in the discharge of their duties, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policies.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

EXHIBIT
 NUMBER                               DESCRIPTION
   4.1      MetLife Leadership Deferred Compensation Plan

   5 Opinion of Richard S. Collins, Esq., Chief Counsel-General Corporate of the Company, regarding the legality of the securities registered hereunder.

   23.1     Consent of Independent Registered Public Accounting Firm.

   23.2 Consent of Richard S. Collins, Esq., Chief Counsel-General Corporate of the Company (included in Exhibit 5).

   24 Power of Attorney (included on the signature page to this Registration Statement).

ITEM 9. UNDERTAKINGS

A. The undersigned Company hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

            (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this effective Registration Statement;

            (iii) include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

            provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
            Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

      2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 16th day of December, 2004.

                                      METLIFE, INC.

                                      By: /s/ Robert H. Benmosche
                                          -----------------------------------
                                          Name: Robert H. Benmosche
                                          Title: Chairman and Chief Executive
                                          Officer

      Each person whose signature appears below hereby authorizes and appoints Robert H. Benmosche, James L. Lipscomb, Anthony J. Williamson or any of them, as such person's attorney-in-fact and agent, with full power of substitution and resubstitution, to sign and file on such person's behalf individually and in each capacity stated below (i) any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed by MetLife, Inc. pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and (ii) any and all other instruments which either of such attorneys-in-fact and agents deems necessary or advisable to comply with the Securities Act of 1933, the rules, regulations and requirements of the Securities and Exchange Commission and Blue Sky or other state securities laws and regulations, as fully as such person could do in person, hereby verifying and confirming all that such attorneys-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

               NAME                               TITLE                     DATE
/s/ Robert H. Benmosche
-----------------------------------              Chairman,            December 16, 2004
Robert H. Benmosche                    Chief Executive Officer and
                                                 Director

/s/ Curtis H. Barnette
-----------------------------------              Director             December 16, 2004
Curtis H. Barnette


-----------------------------------              Director
Burton A. Dole, Jr.

               NAME                               TITLE                     DATE
/s/ Cheryl W. Grise
___________________________________             Director              December 16, 2004
Cheryl W. Grise


/s/ James R. Houghton
___________________________________             Director              December 16, 2004
James R. Houghton


/s/ Harry P. Kamen
___________________________________             Director              December 16, 2004
Harry P. Kamen


/s/ Helene L. Kaplan
___________________________________             Director              December 16, 2004
Helene L. Kaplan


/s/ John M. Keane
___________________________________             Director              December 16, 2004
John M. Keane


/s/ Charles M. Leighton
___________________________________             Director              December 16, 2004
Charles M. Leighton


/s/ Sylvia M. Mathews
___________________________________             Director              December 16, 2004
Sylvia M. Mathews


/s/ Hugh B. Price
___________________________________             Director              December 16, 2004
Hugh B. Price


/s/ Kenton J. Sicchitano
___________________________________             Director              December 16, 2004
Kenton J. Sicchitano

               NAME                               TITLE                     DATE

/s/ William C. Steere, Jr.
___________________________________              Director             December 16, 2004
William C. Steere, Jr.


/s/ William J. Wheeler
___________________________________    Principal Financial Officer    December 16, 2004
William J. Wheeler


/s/ Joseph J. Prochaska
___________________________________    Principal Accounting Officer   December 16, 2004
Joseph J. Prochaska

                                  EXHIBIT INDEX

EXHIBIT
 NUMBER                              DESCRIPTION
  4.1       MetLife Leadership Deferred Compensation Plan

  5 Opinion of Richard S. Collins, Esq., Chief Counsel-General Corporate of the Company, regarding the legality of the securities registered hereunder.

  23.1      Consent of Independent Registered Public Accounting Firm.

  23.2 Consent of Richard S. Collins, Esq., Chief Counsel-General Corporate of the Company (included in Exhibit 5).

  24 Power of Attorney (included on the signature page to this Registration Statement).

                                       9